
                                                                   Exhibit 12(a)


                             SOUTH JERSEY GAS COMPANY
                Calculation of Ratio of Earnings To Fixed Charges
                                  (IN THOUSANDS)


                                       Fiscal Year Ended December 31,
                              --------------------------------------------------
                                 1998      1997      1996      1995      1994
                              --------------------------------------------------
Net Income*                     $17,911   $22,000   $19,389   $15,991   $11,200

Income Taxes, Net                12,256    11,559    10,627     9,278     5,881

Fixed Charges**                  19,234    18,103    19,574    19,545    14,648

Capitalized Interest               (167)     (107)     (114)      (98)     (120)
                              --------------------------------------------------

Total Available for Coverage    $49,234   $51,555   $49,476   $44,716   $31,609
                              ==================================================


Total Available
------------------------------     2.6x      2.9x      2.5x      2.3x      2.2x
Fixed Charges




 *  Net Income before Dividends on Preferred Securities and a
    Cumulative Effect of a Change in Accounting Principle.

** Fixed charges consist of interest charges (rentals are not material).



                                                                     Exhibit 12(b)


                               SOUTH JERSEY GAS COMPANY
                   Calculation of Ratio of Earnings To Fixed Charges
                     Plus Preferred Security Dividend Requirements
                                    (IN THOUSANDS)


                                              Fiscal Year Ended December 31,
                                   --------------------------------------------------
                                      1998      1997      1996      1995      1994
                                   --------------------------------------------------
Net Income                           $14,822   $19,898   $19,215   $15,813   $11,017

Income Taxes, Net                     12,256    11,559    10,627     9,278     5,881

Fixed Charges*                        19,234    18,103    19,574    19,545    14,648
Preferred Securities - Dividends       3,089     2,102       174       178       183
                                   --------------------------------------------------
        Sub-Total                     22,323    20,205    19,748    19,723    14,831
                                   --------------------------------------------------
Capitalized Interest                    (167)     (107)     (114)      (98)     (120)
                                   --------------------------------------------------
Total Available for Coverage         $49,234   $51,555   $49,476   $44,716   $31,609
                                   ==================================================

Total Available
-----------------------------------     2.2x      2.6x      2.5x      2.3x      2.1x
Fixed Charges




*  Fixed charges consist of interest charges (rentals are not material).
